 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 1, 2007

Woize International Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-106144	98-039022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Kingsway, London WCB 6FX, United Kingdom
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 609-1966
(Former address, if changed since last report)

With Copies To:
Richard Friedman Esq.
Marcelle S. Balcombe Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of Americas
New York, New York 10018
Tel:(212) 930-9700 Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Woize International Ltd (the “Company”) and a number of its service providers have been involved in an ongoing dispute regarding certain invoices submitted to the Company. As a result of the dispute, the service providers have withheld their services and accordingly the Company’s system has become unavailable to its customers. The Woize system which delivers the Company’s IP-telephony services to end users became unavailable when the supplier of its hosting environment terminated its contract with our wholly owned subsidiary Woize Limited in March 2007. In addition, at around the same time, other service providers, to whom Woize Limited subcontracted the development and maintenance of parts of the Woize system also terminated their contracts with the Company, or otherwise withheld services to the Company. In addition, these service providers have refused to hand over to Woize Limited, the development work, which pursuant to the applicable agreements, are the property of Woize Limited, and are also holding, and refusing to release, other property of Woize limited. The Company has attempted to negotiate the resolution of this dispute expeditiously. However, the Company has not reached an agreement with the service providers. The Company may determine to take appropriate legal action to obtain compliance with the terms of the agreements with the various service providers and to secure return of the Company’s property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woize International Ltd.

Date: May 2, 2007	By:	/s/ Anders Halldin
Anders Halldin
Chief Executive Officer